Exhibit 99.6

FIFTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

FORTUNE BRANDS, INC.

THIS FIFTH AMENDMENT, effective as of the first day of February, 2003, by and between Fidelity Management Trust Company (the “Trustee”) and Fortune Brands, Inc. (“Fortune”);

WITNESSETH:

WHEREAS, the Trustee and Fortune heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, the Future Brands LLC Retirement Savings Plan, and such other qualified defined contribution plans that Fortune Brands, Inc. or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the “Plan”); and

WHEREAS, the Trustee and Fortune now desire to amend said Trust Agreement as provided for in Section 18 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Fortune hereby amend the Trust Agreement by:

(1)	Amending the “investment options” section of the “Schedule of Administrative Services” and the “Schedule of Investment Options” to add the following:

•	Babson Enterprise Fund

•	Fidelity Equity-Income Fund

•	Fidelity Freedom 2000 Fund®

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom Income Fund®

•	Fidelity International Growth & Income Fund

(2)	Amending the “Non-Fidelity Mutual Funds” section of the “Schedule of Fees”, in its entirety, as follows:

Non-Fidelity Mutual Funds:	Non-Fidelity Mutual Fund vendors shall pay fees directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates equal to such percentage (generally 25 to 50 basis points) of plan assets invested in such Non-Fidelity Mutual Funds as may be disclosed periodically, or, in the case of the following investment options, in the amounts listed below:

• Babson Enterprise Fund: 25 basis points of plan assets invested in such fund.

Fortune Brands, Inc. (LPS)
5th Amendment/Trust

• FFTW Limited Duration Portfolio: 0 basis points of plan assets invested in such fund.

• Janus Overseas Fund: 29 basis points of plan assets invested in such fund.

• MFS Institutional Emerging Equities Fund – Institutional Class: 0 basis points of plan assets invested in such fund.

• PIMCO Total Return Fund – Institutional Class: 0 basis points of plan assets invested in such fund.

• vanguard Institutional Index Fund – Institutional Class: 0 basis points of plan assets invested in such fund.

Unless otherwise noted, disclosure shall be posted and updated quarterly on Plan Sponsor Webstation at https://psw.fidelity.com or a successor site.

IN WITNESS WHEREOF, the Trustee and Fortune have caused this Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first signed below.

FORTUNE BRANDS, INC.		FIDELITY MANAGEMENT TRUST COMPANY

By:	1/24/03	By:		2/26/03
	Date		FMTIC Authorized Signature	Date

Fortune Brands, Inc. (LPS)	2
5th Amendment/Trust